EXHIBIT 23.1

                       CONSENT OF KPMG PEAT MARWICK LLP

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The Board of Directors
Harvard Industries, Inc.

We consent to incorporation by reference in the Post-Effective Amendments No. 1 to registration statements (Nos. 33-90166 and 33-98748) on Form S-8 of Harvard Industries, Inc. of our report dated November 11, 1994, relating to the consolidated balance sheets of Harvard Industries, Inc. and subsidiaries as of September 30, 1994, and the related consolidated statement of operations, stockholders' equity (deficiency), and cash flows for each of the years in the two-year period ended September 30, 1994, which report appears in the September 30, 1995 annual report on Form 10-K of Harvard Industries, Inc.


KPMG PEAT MARWICK LLP
Tampa, Florida
October 31, 1996